Exhibit 5.1

609 Main Street Houston, TX 77002 United States (713) 836 3600 www.kirkland.com	Facsimile: (713) 836 3601

October 27, 2023

Mach Natural Resources LP

14201 Wireless Way, Suite 300

Oklahoma City, Oklahoma 73134

Ladies and Gentlemen:

We are acting as special counsel to Mach Natural Resources LP, a Delaware limited partnership (the “Partnership”), in connection with the filing by the Partnership of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 12,350,000 common units representing limited partner interests in the Partnership (the “Plan Units”) pursuant to the Mach Natural Resource LP 2023 Long-Term Incentive Plan (the “Plan”).

For purposes of this letter, we have examined such documents, records, certificates, resolutions and other instruments deemed necessary as a basis for this opinion, and we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth herein, we advise you that when the Plan Units have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Partnership against payment therefor in the circumstances contemplated by the Plan, assuming in each case that the individual grants or awards under the Plan are duly authorized by all necessary limited partnership action and duly granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the Plan Units will be validly issued and, under the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), the recipients of the Plan Units will have no obligation to make further payments for the Plan Units or contributions to the Partnership solely by reason of their ownership of the Plan Units or their status as limited partners of the Partnership, and such recipients will have no personal liability for the obligations of the Partnership solely by reason of being limited partners of the Partnership.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the Delaware Act.

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Securities and Exchange Commission October 27, 2023 Page 2

We have relied without independent investigation upon, among other things, an assurance from the Partnership that the number of common units which the Partnership is authorized to issue in the Amended and Restated Agreement of Limited Partnership of Mach Natural Resources LP exceeds the number of common units outstanding and the number of common units which the Partnership is obligated to issue (or had otherwise reserved for issuance) for any purposes other than issuances of the Plan Units by at least the number of Plan Units and we have assumed that such condition will remain true at all future times relevant to this opinion.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Plan Units.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the Delaware Act be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

/s/ Kirkland & Ellis LLP
KIRKLAND & ELLIS LLP